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As Filed With the Securities and Exchange Commission on April 30, 2013
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
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Erie Indemnity Company
(Exact name of Registrant as specified in its charter)

Pennsylvania	25-0466020
(State of Incorporation)	(I.R.S. Employer Identification No.)

100 Erie Insurance Place
Erie, Pennsylvania 16530
(Address of Principal Executive Offices, including Zip Code)
_________________

Erie Indemnity Company Equity Compensation Plan
(Full title of the plan)
_________________

Brian W. Bolash, Esq.
Assistant Secretary and Senior Counsel
Erie Indemnity Company
100 Erie Insurance Place
Erie, Pennsylvania 16530
(814) 870-2000
(Name, address and telephone number, including area code of agent for service)
_________________

Copies to:
Michael C. Donlon, Esq.
Jaeckle Fleischmann & Mugel, LLP
200 Delaware Avenue, Suite 900
Buffalo, New York 14202
(716) 856-0600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer  X      Accelerated filer ___

Non-accelerated filer ___     Smaller reporting company ___

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, stated value $0.0292 per share	100,000	$79.07	$7,907,000	$1,078.51

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Erie Indemnity Company Equity Compensation Plan. The shares of Class A Common Stock to be issued pursuant to this plan and registered hereunder will be purchased in the open market and will not increase the number of issued and outstanding shares of Class A common stock.

(2)
Determined in accordance with Rule 457(c) and 457(h)(1) under the Securities Act of 1933 based on the average of the high and low reported sales prices of the Class A common stock on the NASDAQ Stock Market on April 26, 2013.

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EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register 100,000 shares of Class A common stock, stated value $0.0292 per share, of Erie Indemnity Company (the “Registrant”) which have been reserved for issuance under the Erie Indemnity Company Equity Compensation Plan (the “Plan”).

The shares of Class A common stock to be issued pursuant to the Plan and registered hereunder will be purchased in the open market and will not increase the number of issued and outstanding shares of Class A common stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plan described herein as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

•	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2012;

•
The portions of the Registrant's Information Statement on Schedule 14C filed with the Commission on March 18, 2013 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2012;

•	The Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2013;

•	The Registrant's Current Reports on Form 8-K filed on February 8, 2013, February 26, 2013 and April 18, 2013; and

•
The description of the Class A common stock set forth in the Registrant's Form 10/A Registration Statement (Registration No. 0-24000) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed with the Commission on August 4, 1994 including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of the Class A common stock offered hereby.

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In addition, all documents filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not applicable (the Class A common stock is registered under Section 12 of the Exchange Act).

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (the “PBCL”), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

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Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation's bylaws, the PBCL provides that advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer shall inure to the benefit of the heirs and personal representatives of such person.

The Bylaws of the Registrant provide for (i) indemnification of directors, officers, employees and agents of the Registrant and its subsidiaries and (ii) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

See the Exhibit Index, which is incorporated herein by reference. No opinion of counsel is being furnished because the securities being registered are not original issuance securities and the Plan is not subject to the requirements of ERISA.

Item 9.	Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Erie, Pennsylvania on April 30, 2013.

ERIE INDEMNITY COMPANY

By:	/s/ James J. Tanous

James J. Tanous Executive Vice President, General Counsel and Secretary

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Terrence W. Cavanaugh or Marcia A. Dall such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

President and Chief Executive Officer and Director
/s/ Terrence W. Cavanaugh		April 21, 2013
Terrence W. Cavanaugh

/s/ Marcia A. Dall	Executive Vice President and Chief Financial Officer	April 29, 2013
Marcia A. Dall

/s/ Gregory J. Gutting	Senior Vice President and Controller	April 29, 2013
Gregory J. Gutting

/s/ J. Ralph Borneman, Jr.	Director	April 23, 2013
J. Ralph Borneman, Jr.

Director
Jonathan Hirt Hagen

/s/ Susan Hirt Hagen	Director	April 20, 2013
Susan Hirt Hagen

/s/ Thomas B. Hagen	Director	April 20, 2013
Thomas B. Hagen

/s/ C. Scott Hartz	Director	April 23, 2013
C. Scott Hartz

/s/ Claude C. Lilly, III	Director	April 30, 2013
Claude C. Lilly, III

/s/ Lucian L. Morrison	Director	April 19, 2013
Lucian L. Morrison

/s/ Thomas W. Palmer	Director	April 22, 2013
Thomas W. Palmer

/s/ Martin P. Sheffield	Director	April 23, 2013
Martin P. Sheffield

/s/ Richard L. Stover	Director	April 22, 2013
Richard L. Stover

Director
Elizabeth A. Vorsheck

/s/ Robert C. Wilburn	Director	April 20, 2013
Robert C. Wilburn

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EXHIBIT INDEX

Exhibit Number	Description

10.1
Erie Indemnity Company Equity Compensation Plan (incorporated by reference to Appendix A to the Registrant's Information Statement for the 2013 Annual Meeting of Shareholders filed with the Commission on March 18, 2013)

23	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney (included as part of signature page)